Artisan Partners Asset Management Inc. Reports November 2021 Assets Under Management
Milwaukee, WI - December 9, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of November 30, 2021 totaled $169.2 billion. Artisan Funds and Artisan Global Funds accounted for $82.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $87.0 billion. In November, Artisan Funds made their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $2.1 billion of Artisan Funds distributions not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of November 30, 2021 - ($ Millions)
Growth Team
Global Opportunities	$27,215
Global Discovery	2,268
U.S. Mid-Cap Growth	17,120
U.S. Small-Cap Growth	5,666
Global Equity Team
Global Equity	2,718
Non-U.S. Growth	19,821
Non-U.S. Small-Mid Growth	9,080
China Post-Venture	141
U.S. Value Team
Value Equity	3,801
U.S. Mid-Cap Value	3,796
International Value Team
International Value	29,501
International Small Cap Value	22
Global Value Team
Global Value	25,180
Select Equity	401
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,033
Credit Team
High Income	7,921
Credit Opportunities	122
Developing World Team
Developing World	8,595
Antero Peak Group
Antero Peak	3,620
Antero Peak Hedge	1,208

Total Firm Assets Under Management ("AUM")	$169,229

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $27 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.